Exhibit 21.1

REPUBLIC PROPERTY TRUST

LIST OF SUBSIDIARIES

	Subsidiary	Jurisdiction of Organization

1.	Republic Property Limited Partnership.	Delaware
2.	Republic Property TRS, LLC	Delaware
3.	RKB Corporate Oaks LLC	Delaware
4.	RKB CP IV LLC	Delaware
5.	RKB Lakeside LLC	Delaware
6.	RKB Lakeside Manager LLC	Delaware
7.	RKB Willowwood LLC	Delaware
8.	RKB Pender LLC	Delaware
9.	RKB Willowwood Manager LLC	Delaware
10.	RKB Dulles Tech LLC	Delaware
11.	RKB Dulles Tech Manager LLC	Delaware
12.	RPT Presidents Park LLC	Delaware
13.	RPT Presidents Park Manager LLC	Delaware
14.	Presidents Park I LLC	Delaware
15.	Presidents Park II LLC	Delaware
16.	Presidents Park III LLC	Delaware
17.	RPT 1425 New York Avenue LLC	Delaware